Exhibit 10.3
[Lexicon Pharmaceuticals, Inc. Letterhead]

July 26, 2021

Dr. Craig Granowitz, M.D., Ph.D.
[Address]

Dear Craig:

Lexicon Pharmaceuticals, Inc. is pleased to offer you the position of Senior Vice President and Chief Medical Officer.

The terms under which we are offering you this position are outlined below:

Start Date
We hope that you will begin employment on Monday, August 2, 2021.

Salary
You will receive a salary at the rate of $38,333.33 per month ($460,000 per year), paid in accordance with our standard payroll policies. We currently pay employees on the 15th and last day of each month. You will be eligible for a salary review in the first quarter of 2022 based on your start date with the Company.

Bonus Arrangements
You will be eligible for an annual bonus, with a bonus target (i.e. the amount payable if all objectives are achieved) of 40% of your annual base salary, with an opportunity to earn a greater bonus for over-achievement. The actual amount of your bonus will be determined by the compensation committee of the board of directors, based upon achievement of corporate objectives established at the beginning of each year. As is the case with all Lexicon officers, decisions regarding the payment of bonuses are subject to the discretion of the compensation committee of the board of directors. For 2021, your bonus will be prorated based on your start date with the Company. Bonuses for 2021 are expected to be determined and paid in the first quarter of 2022. You must be employed on the date an annual bonus is paid in order to earn that bonus.

Stock Options
You will receive an option under our Equity Incentive Plan (the ''Plan") giving you the right to purchase 250,000 shares of common stock at an exercise price equal to the fair market value of the common stock, as defined in the Plan, on the date the option is granted (which will be on or as soon as administratively practicable following the date your employment with the Company commences). The option will vest and become exercisable according to the following schedule: (a) twenty-five percent (25%) of the total after twelve months of continuous employment and (b) one forty-eighth (1148th) of the total after each subsequent month of employment thereafter. The option will have a ten-year term. and will be subject to the terms and conditions of the Plan and our standard form of stock option agreement for company officers ( which includes acceleration of vesting in the event of a change in control, as defined in that agreement), which you will receive after the option is granted.

Benefits
Subject to the terms of the applicable plans, you will be eligible to participate in the employee benefits plans we make available to our employees generally, which currently include health, dental, vision, life and disability insurance, as well as a 40l(k) retirement plan. We currently make matching contributions under our 40l(k) plan in an amount equal to 100% of an employee's contributions up to four percent of eligible compensation.

Severance
In the event your employment is terminated without "cause" by the company, you will be eligible to receive (subject to your satisfaction of the release requirement described below), and the company shall be obligated to pay, salary continuation payments (pursuant to the company's normal payroll procedures) in an amount equal to your then current base salary for a period of six months following such termination (the "Severance Payments"). Notwithstanding the foregoing, in the event your employment is terminated without "cause" by the company in connection with a "change in control," the term of your salary continuation payments will be extended for an additional six months to a total of one year following termination. For purposes of the foregoing,

•termination for "cause" shall mean termination of employment directly resulting from (a) intentional misconduct causing a material violation by the company of any state or federal laws, (b) a theft of corporate funds or corporate assets or in a material act of fraud upon the company, (c) an act of personal dishonesty that was intended to result in personal enrichment at the expense of the company or (d) conviction of a felony;

•a "change in control" of 1110 company shall be deemed to have occurred if any of the following shall have taken place: (a) any "person" (as such term is used in Sections 13(d) and 14(d)(2)of the Securities Exchange Act of 1934 (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, or any successor provisions thereto), directly or indirectly, of securities of the company representing 50% or more of the combined voting power of the company's then-outstanding voting securities; (b) the approval by the stockholders of the company of a reorganization, merger, or consolidation, in each case with respect to which persons who were stockholders of the company immediately prior to such reorganization, merger, or consolidation do not, immediately thereafter, own or control more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding securities in substantially the same proportion as their ownership of the company's outstanding voting securities prior to such reorganization, merger or consolidation; or ( c) a liquidation or dissolution of the company or the sale of all or substantially all of the company's assets. For the avoidance of doubt, Invus, LP being a majority owner or dropping below majority ownership does not by itself constitute a "change in control;" and

•if you are a "specified employee" within the meaning of Treasury Regulation Section l.409A-l(i) as of the date of your "separation from service" (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code''), and any payment or benefit pursuant to this "Severance" section constitutes a "deferral of compensation" within the meaning of Treasury Regulation Section 1. 409A-l (b ), you will not be entitled to such payment or benefit until the earlier of ( a) the date which is six months after your separation from service for any reason other than death, or (b) the date of your death. The provisions of this sub-paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409 A of the Code. Any amounts otherwise payable to you upon or in the six-month period following your separation from service that are not so paid by reason of this paragraph shall be paid (without interest) as soon as practicable (and in all events within twenty (20) days) after the date that is six months after your separation from service (or, if earlier, as soon as practicable, and in all events within 30 days, after the date of your death). Each payment under this "Severance" section shall be treated as one of a series of separate payments for purposes of Section 409 A of the Code. It is intended that any amounts payable under this letter and our or your exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. 111.is letter shall be construed and interpreted consistent with that intent.

The Severance Payments will be paid in substantially equal installments paid over the six-month period following the date on which your employment terminates (the "Termination Date") or, in the event that your employment terminates in connection with a change of control, over the twelve-month period following the Termination Date. On the company's first regularly scheduled pay date. that is on or after the date that is sixty (60) days after the Termination Date (the "First Payment Date"), the company shall pay to you, without interest, a number of such installments equal to the number of such installments that would have been paid during the period beginning on the Termination Date and ending on the First Payment Date had the installments been paid on the company's regularly scheduled pay dates on or following the Termination Date, and each of the remaining installments shall be paid on the company's regularly scheduled pay dates during the remainder of such six-month or twelve-month period, as applicable.

In order to receive the Severance Payments (and any portion thereof), you will be required to execute, on or before the expiration date specified therein, and not revoke within any time provided by the company to do so, a release of all claims in a form acceptable to the Company (the "Release"), which Release shall release the company and its affiliates, and the foregoing entities' respective shareholders, members, partners, officers, managers, directors, predecessors, successors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of your employment, engagement, or affiliation with the company and any of its affiliates or the termination of such employment, engagement or affiliation, but excluding all claims to severance payments you may have.

Subject to the payment obligations of the company, if any, under the preceding paragraph of this letter, this letter does not create any term of employment, and both you and the company will be free to terminate your employment at any time for any reason.

Proprietary Information Agreement
We consider the protection of our confidential information and proprietary rights to be very important. As a result, our offer of employment is conditioned upon your signing our standard form of Employee Proprietary Information Agreement.

If you have any questions regarding this offer, please contact Mary McKinney, Executive Director, Human Resources. If you have any questions regarding our employee benefit plans, please contact Saturday Siekman, Senior Director, Compensation and Benefits.

We believe that this offer represents an excellent opportunity for you and us, and that you have the capabilities to add significantly to our efforts. If you find this offer to be acceptable, please indicate your acceptance by signing and returning a copy of this letter within 48 hours of receiving your verbal offer.

                Sincerely,

                Lonnel Coats
                President and Chief Executive Officer

Accepted and agreed:

Craig Granowitz, M.D., Ph.D.

Date: